EXHIBIT 3.21

CERTIFICATE OF FORMATION

OF

HERITAGE GOLF PACIFIC, LLC

This Certificate of Formation of Heritage Golf Pacific, LLC has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Del. C, §18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is Heritage Golf Pacific, LLC (the “LLC”).

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the 14th day of September, 2000.

By:	/S/ Nancy L. Warner
Nancy L. Warner, Authorized Person